Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-132605, 333-160760, 333-186973, 333-207016, 333-233080, and 333-273711) pertaining to the Cohu, Inc. 2005 Equity Incentive Plan and the Cohu, Inc. 2026 Equity Incentive Plan of our reports dated February 17, 2026, with respect to the consolidated financial statements of Cohu, Inc. and the effectiveness of internal control over financial reporting of Cohu, Inc., included in its Annual Report (Form 10-K) for the year ended December 27, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 15, 2026